EXHIBIT 99.1

LITHIA MOTORS FILES FORM 10-Q; PREVIOUS FILINGS TO BE RESTATED FOR
ACCOUNTING UNDER SFAS 133

MEDFORD, OREGON, NOVEMBER 15, 2006 -- Lithia Motors, Inc. (NYSE:LAD) today announced that its third quarter 2006 financial results, originally issued on October 31, 2006, have been revised to eliminate the cash flow hedge accounting for interest rate swaps associated with its floor plan agreements. As noted in its Rule 12b-25 filing on Form NT 10-Q on November 13, 2006, the Company was re-examining its accounting treatment for interest rate swaps. Management has now concluded that it needs to correct the accounting of certain derivative financial instruments under Statement of Financial Accounting Standards 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133").

The Company anticipates that its reported net income for the years ended December 31, 2005, 2004 and 2003 will increase as a result of the restatements. Basic net income per share for the three and nine months ended September 30, 2006 are $0.54 and $1.63, as adjusted, $0.09 and $0.10 per share less than previously reported. Diluted net income per share for the same periods are $0.50 and $1.50, as adjusted, $0.10 and $0.09 per share less than previously reported.

Although the swaps do not retrospectively qualify for hedge accounting under SFAS No. 133, there is no effect on cash flows for these changes and the effectiveness of the swaps as hedge transactions has not been affected by these changes in accounting treatment. The Company expects that, in future periods, its swap transactions will qualify under the "long-haul" method for fair value accounting as a hedge transaction and thus be reflected on the balance sheet through other comprehensive income.

Management has determined that the Company's financial statements for the quarters ended March 31, 2006 and June 30, 2006, and as of and for the years ended December 31, 2005, 2004 and 2003 and the related quarterly periods should no longer be relied upon as a result of the accounting error relating to the Company's derivative accounting under SFAS 133. The Company will be restating those statements to correct the error under SFAS 133 and certain other errors that were previously deemed to be immaterial. The Company intends to file an amended Annual Report on Form 10-K/A for the year ended December 31, 2005 and amended Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2006 and June 30, 2006 to reflect the accounting adjustments described herein.

Lithia enters into interest rate swap agreements to reduce its exposure to market risks from changing interest rates on its new vehicle floor plan lines of credit. The difference between interest paid and interest received, which may change as market interest rates change, was accrued and recognized as either additional floor plan interest expense, or a reduction thereof.

Lithia accounts for its derivative financial instruments in accordance with SFAS No. 133 as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities-an amendment of FASB Statement No. 133" and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities" (collectively, "the Standards"). The Standards require that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value, and that changes in the derivatives fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

From inception of the hedging program, Lithia applied a method of cash flow hedge accounting under SFAS No. 133 to account for the interest rate swap transactions that allowed the Company to assume the effectiveness of such transactions (the so-called "short-cut" method). Management recently concluded that the interest rate swap transactions did not qualify for the "short-cut" method in prior periods because of the prepayment clauses in the floor plan agreements. Furthermore, although management believes that the swaps would have qualified for hedge accounting under the "long-haul" method, hedge accounting under SFAS No. 133 is not allowed retrospectively because the hedge documentation required for the "long-haul" method was not in place at the inception of the hedge. Eliminating the application of cash flow hedge accounting reverses the fair value adjustments that were made on our balance sheet in other comprehensive income into our income statement.

Further information regarding the company's restatement can be found in its Form 8-K and Form 10-Q filed with the SEC today.

About Lithia

Lithia Motors, Inc. is a Fortune 700 and Russell 2000 Company. Lithia sells 26 brands of new vehicles at 102 stores which are located in 42 markets within 15 states. Internet sales are centralized at www.Lithia.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 103,333 new and used vehicles and had $2.9 billion in total revenue in 2005.

Forward Looking Statements

This press release includes forward looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in this press release include the determination that our swap transactions will qualify in future periods for hedge accounting under SFAS using the "long-haul" method.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com - go to Investor Relations.